Exhibit 2.4

EXECUTION COPY

      11 July 2006

AGREEMENT

FOR THE SALE AND PURCHASE OF SHARES IN

CARD TECH SERVICES (MALAYSIA) SDN BHD

between

CTL CARD TECH SERVICES LIMITED

and

TSYS CARD TECH SERVICES LIMITED

TABLE OF CONTENTS

Page

1	INTERPRETATION	1
2	SALE AND PURCHASE	3
3	CONSIDERATION	3
4	COMPLETION	3
5	POST-COMPLETION RESTRICTIONS ON EACH SELLER’S BUSINESS
	ACTIVITIES	5
6	ANNOUNCEMENTS	6
7	ASSIGNMENT	6
8	RIGHTS OF THIRD PARTIES	7
9	ENTIRE AGREEMENT AND VARIATION	7
10	WAIVER	7
11	CUMULATIVE RIGHTS AND REMEDIES	7
12	EFFECTIVE COMPLETION	7
13	SET OFF	7
14	COSTS	8
15	COUNTERPARTS	8
16	NOTICES	8
17	GOVERNING LAW AND JURISDICTION	9
18	SERVICE OF PROCESS	9

Schedule 1 Information about the Company

Schedule 2 Details of Sellers and their Shareholdings

Schedule 3 Real Property

Part 1 Freehold Properties

Part 2 Leasehold Properties

Part 3 Properties held on Licence

Part 4 Lettings

Schedule 4 Intellectual Property Rights of CTL Malaysia

Schedule 5 Intellectual Property Licences

Schedule 6 Deed of Confirmation regarding Indebtedness

THIS AGREEMENT is made on 11 July 2006 between the following parties:

(1)	CTL CARD TECH SERVICES LIMITED, a company incorporated in Cyprus with (registered number 420040 and whose registered office is at Neoptolemou 6, Nicosia, Cyprus (the “Seller”); and
(2)	TSYS CARD TECH SERVICES LIMITED, a company incorporated in Cyprus with registered number 151307 and whose registered office is at 90 Archibishop Makarios III, P.C. 1660, Nicosia, Cyprus (the “Buyer”).

RECITALS

The Seller is the legal and beneficial owner of the CTL Malaysia Shares and has agreed to sell and the Buyer has agreed to buy the CTL Malaysia Shares for the consideration and upon the terms and subject to the conditions set out in this Agreement and the Deed of Warranty.

IT IS AGREED as follows:

1	INTERPRETATION
1.1	In this Agreement, save as set out below, expressions defined in the Deed of Warranty shall have the same meanings:
“Company” or “CTL Malaysia”	means Card Tech Services (Malaysia) Sdn Bhd, a company incorporated in Malaysia with registered number 530418-P, brief particulars of which are set out in Schedule 1;
“Competing Business”	means any business effecting the processing, licensing, development or support of card management and support system similar to that operated by the Company at Completion;
“Completion”	means completion of the sale and purchase of the CTL Malaysia Shares in accordance with Clause 4 of this Agreement;
“Completion Date”	means the date of this Agreement;
“CTL Malaysia Purchase Price”	shall have the meaning given in Clause 3.1;
“CTL Malaysia Shares”	means the entire issued share capital of the Company as set out in Schedule 2; and
“Deed of Warranty”	means the deed of warranty entered into on today’s date between, amongst others, the Sellers, Card Tech Limited, Card Tech Services Limited and the Buyer.
1.2	In this Agreement:

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1.2.1

references to a “person” include an individual, body corporate (wherever incorporated), unincorporated association, trust or partnership (whether or not having separate legal personality), government, state or agency of a state, or two or more of the foregoing;

1.2.2

references to a clause or schedule are to a clause or schedule of this Agreement and references to this Agreement include the schedules, and in particular Schedules 3, 4, 5 and 7 of this Agreement which are incorporated herein for the purposes of the Deed of Warranty;

1.2.3	the headings in this Agreement do not affect its construction or interpretation;
1.2.4

references to a statute or a statutory provision include references to such statute or provision as amended or re-enacted whether before or after the date of this Agreement and include all subordinate legislation made under the relevant statute whether before or after the date of this Agreement save where that amendment or re-enactment will extend or increase the liability on any party under this Agreement;

1.2.5	a reference to a document is a reference to that document as amended or modified from time to time in writing by the mutual consent of the parties;
1.2.6	references to writing shall be deemed to include any modes of reproducing words in a legible or non-transitory form;
1.2.7	the singular includes the plural and vice versa and any gender includes any other gender;
1.2.8

references to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that legal jurisdiction to the English legal term;

1.2.9	all obligations of the Sellers under this Agreement, including any liability in respect of any Claims or any other breach of this Agreement, are joint and several; and
1.2.10

references to “indemnify” and “indemnifying” any person against any liability or circumstance include indemnifying him and keeping him harmless from all actions, claims, demands and proceedings from time to time made against that person and all losses, damages, payments, costs and expenses (including legal costs and expenses on a full indemnity basis) made, suffered or incurred by that person as a consequence of or which would not have arisen but for that liability or circumstance and where any payment made under any indemnity is subject to any Tax or cost or expense which would not have been incurred by the payee but for the payment, it shall be increased by such amount as is necessary to ensure that the payee receives the same net amount as it would have received had the payment not been subject to such Tax, cost or expense save that the payee shall use reasonable endeavours to mitigate any such Tax, cost or expense.

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2	SALE AND PURCHASE
2.1

The Seller shall sell with full title guarantee and free from any Encumbrance all of the CTL Malaysia Shares and the Buyer shall buy all of the CTL Malaysia Shares, with all rights attaching to the CTL Malaysia Shares as at or after the date of this Agreement.

2.2

The Seller waives and agrees to procure the waiver of any restrictions on transfer (including pre-emption rights) which may exist in relation to the CTL Malaysia Shares under the articles of association of the Company or otherwise.

2.3

Upon Completion the Seller shall be deemed to have given to the Buyer the same covenants in relation to the sale of the CTL Malaysia Shares as are implied by Part I of the Law of Property (Miscellaneous Provisions) Act 1994 where a disposition is expressed to be made with full title guarantee except that Section 6(2) of such Act shall be excluded and Section 3(1) of such Act shall apply as if the words “other than” to the end of the sub-section were deleted therefrom.

3	CONSIDERATION
3.1	The total consideration for the purchase of the CTL Malaysia Shares shall be satisfied by the payment at Completion to the Seller of the sum of US$ 5.0 million (the “CTL Malaysia Purchase Price”).
3.2

The CTL Purchase Price may be subject to adjustment after Completion pursuant to any adjustment arising as a result of the amount of the Working Capital of the Company at Completion as shown in the Statement of Working Capital differing from the amount of the Working Capital of the Company at Completion as shown in the Estimated Statement of Working Capital of the Company. Any such adjustment shall be made pursuant to and in accordance with Clause 3 of the Deed of Warranty.

3.3

Any payment made by the Seller to the Buyer under the representations, warranties or undertakings in this Agreement or the Deed of Warranty or for any claim for breach of this Agreement or breach of a relevant Warranty shall be treated as a reduction in the amount of the CTL Malaysia Purchase Price.

4	COMPLETION
4.1	Completion shall take place at the offices of the Buyer’s Solicitors immediately after signature of this Agreement.
4.2	At Completion, the Seller shall deliver or procure the delivery to the Buyer or the Buyer’s Solicitors of the following:
4.2.1

duly executed transfers of all CTL Malaysia Shares in favour of the Buyer or the Buyer’s nominee(s) and the relevant share certificates and any power of attorney under which any such transfer is executed on behalf of the Seller;

4.2.2

a waiver in the Agreed Form, executed as a deed by the Seller, of any pre-emption or other rights which it has, under the articles of association of the Company or otherwise, and any other documents or consents necessary to enable the Buyer or its nominee(s) to be registered as the holder of all CTL Malaysia Shares;

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4.2.3	a confirmation of indebtedness executed by the Seller in the form attached as Error! Reference source not found.:
4.2.4

resignation letters in the Agreed Form executed as a deed by each of Dr Raad Chalabi and Mohammed Al-Bassam in his capacity as a director of the Company effective from the Completion Date acknowledging that each has no claim against the Company in respect of breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever; and

4.2.5

a certified copy of a resolution of the board of directors of the Seller approving any agreement to be entered into by or document to be signed by or on behalf of the Seller pursuant to this Agreement or the Deed of Warranty or as referred to in either such agreement and authorising the execution by each person executing a document on behalf of the Seller, and the performance by the Seller of all such agreements and documents.

4.3	At Completion, the Buyer shall:
4.3.1

pay the CTL Malaysia Purchase Price by way of wire transfer to the account of the Seller as notified to the Buyer’s Solicitors by or on behalf of the Seller by not later than 2 Business Days prior to Completion; and

4.3.2

deliver or procure the delivery to the Seller of a certified copy of a resolution of the Buyer’s board of directors approving any agreement to be entered into by or document to be signed by or on behalf of the Buyer or pursuant to this Agreement or the Deed of Warranty or as referred to in either such agreement authorising the execution by each person executing a document on the Buyer’s behalf, and the performance by the Buyer of this Agreement and any such agreements or documents.

4.4

The Buyer shall not be obliged to complete this Agreement until the Seller complies fully with the requirements of Clause 4.2 and the Seller shall not be obliged to complete this Agreement until the Buyer complies fully with the requirements of Clause 4.3.

4.5

If any of the requirements of Clauses 4.2 or 4.3 are not complied with on the Completion Date, the Buyer (in the case of failure by the Seller to comply with Clause 4.2 or the Seller (in the case of failure by the Buyer to comply with Clause 4.3) may, without prejudice to any other rights or remedies which it or they may have:

4.5.1	defer Completion to a date not more than 20 Business Days after that date (in which case this Clause shall apply to Completion as so deferred); or
4.5.2	terminate this Agreement.
4.6	The Buyer shall not be obliged to complete the sale and purchase of any of the CTL Malaysia Shares unless the sale and purchase of all the CTL Malaysia Shares is completed simultaneously.
4.7

Following Completion, the Seller shall on being required to do so by the Buyer do or execute or procure the doing or executing of all acts and documents necessary to vest in the Buyer the full benefit of the Shares, including but not limited to obtaining a duly executed irrevocable power of attorney in favour of the Buyer or the Buyer’s

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nominee(s) empowering the Buyer or its nominee(s) to exercise the Seller’s rights as a shareholder of the Company pending stamping and registration of the transfer(s) referred to in 4.2.1, duly notarised.

4.8	Following completion, the Seller shall deliver or procure the delivery to the Buyer or the Buyer’s solicitors of the following:
4.8.1	evidence satisfactory to the Buyer that the Seller has been registered unconditionally in the register of members of the Company as the legal and beneficial holder of all the CTL Malaysia Shares; and
4.8.2	a Form PDS6 stamping proforma.
5	POST-COMPLETION RESTRICTIONS ON EACH SELLER'S BUSINESS ACTIVITIES
5.1	The Seller shall not either alone or in conjunction with or on behalf of any other person, do any of the following activities without the prior written consent of the Buyer:
5.1.1	carry on or be engaged by or be interested in any Competing Business for a period of 24 months from the Completion Date;
5.1.2

use for any purposes any company name, trade or business name, domain name or distinctive mark, style or logo used by the Company at any time during the 2 years up to and including Completion or any confusingly similar words, names, marks, styles or logos or any words, names, marks, styles or logos which might suggest a connection with the Company;

5.1.3

for a period of 24 months from the Completion Date solicit, entice away from or approach in competition with the Company or attempt to solicit, entice away from or approach in competition with the Company any person employed by the Company at any time before the Completion Date in a managerial, supervisory, programming, technical or sales capacity or any consultant to the Company (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of the Company); or

5.1.4

for a period of 24 months from the Completion Date solicit, entice away from or approach in competition with the Company or attempt to solicit, entice away from or approach in competition with the Company any person who:

(a)	was provided with goods or services by the Company, or provided goods or services to the Company, at any time during the 2 years up to and including Completion; or
(b)	to such Seller’s knowledge was negotiating with the Company for the supply of goods or services by or to the Company at any time during the 12 months up to and including Completion; or
5.1.5

deliberately act in a manner harmful to the goodwill of the Company (as subsisting at the date of this Agreement) or deliberately omit to act where the consequence of such omission is likely to be harmful to the goodwill of the Company (as subsisting at the

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date of this Agreement) in each case which is likely to have an adverse effect on the trading relationship with such persons as are referred to in Clause 5.1.4 to the detriment of the Company.

5.2	The Seller shall not use or disclose any Confidential Information, other than as required by law or a regulatory body to which they are subject.
5.3

The Seller shall and on being reasonably required to do so by the Buyer now or at any time in the future, do or execute or procure the doing or executing of all acts and documents necessary to implement this Clause 5.

5.4

Each of the restrictions in this Clause 5 are considered by the parties to be reasonable for the legitimate protection of the business and goodwill of the Company but each of them is separate and severable and if a restriction in this Clause 5 is held to be illegal, invalid or unenforceable, in whole or in part, that restriction shall be ineffective to the extent of such illegality, invalidity or unenforceability without rendering illegal, invalid or unenforceable the remaining restrictions which will continue to bind the Seller.

6	ANNOUNCEMENTS
6.1

Subject to Clause 6.2, no announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of any party without the prior written approval of the other parties, such approval not to be unreasonably withheld or delayed.

6.2

This Clause 6 shall not apply to any announcement or public statement by any party required by law, or the rules of any regulatory or governmental body to which such party is subject, including the rules of a recognised investment exchange (as defined and designated pursuant to the Financial Services and Markets Act 2000) or any stock exchange on which any securities of the relevant party are listed, in which case the party concerned shall make all reasonable attempts to agree the contents of such announcement or statement with the other party before it is made.

6.3

The Buyer and the Seller shall as soon as practicable after Completion procure that a joint announcement of the sale and purchase of the CTL Malaysia Shares is made to the customer and suppliers of the Company in the Agreed Form.

7	ASSIGNMENT

This Agreement shall be binding upon and enure for the benefit of the successors of the parties but shall not be assignable, save that the Buyer may at any time assign all or any part of its rights and benefits under this Agreement and any agreement referred to herein, including the Deed of Warranty and any other indemnities, undertakings and obligations given or undertaken by the Seller and any cause of action arising under or in respect of any of them, provided such assignment is in connection with the transfer of all of the CTL Malaysia Shares to any member of the Buyer’s Group. Every such assignee shall be entitled to enforce the benefits conferred upon it by such assignment and this Clause 7 directly against the Seller as permitted by the Contracts (Rights of Third Parties) Act 1999 and for that purpose each such assignee shall be

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entitled to the benefit of and be subject to all the provisions of this Agreement in any way relevant to the rights assigned to it and conferred upon it by this Clause 7.

8	RIGHTS OF THIRD PARTIES

Except as provided in Clause 7 or as provided in the Deed of Warranty, a person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from such Act.

9	ENTIRE AGREEMENT AND VARIATION
9.1

This Agreement and the Deed of Warranty and the documents referred to in either of them, constitutes the entire agreement between the parties and supersedes and replaces any previous agreement, understanding, undertaking, representation, warranty and arrangement of any nature whatsoever between the parties in relation to the subject matter of this Agreement.

9.2	Nothing in this Agreement shall have the effect of limiting or restricting any liability of the Seller arising as a result of fraud, deliberate non-disclosure or wilful concealment.
9.3	Any variation of this Agreement must be in writing and signed by each party or, in the case of a body corporate, a duly authorised officer or representative of such party.
10	WAIVER

A delay in exercising, or failure to exercise, any right or remedy under this Agreement does not constitute a waiver of such right or remedy or other rights or remedies nor shall either operate so as to bar the exercise or enforcement thereof.

11	CUMULATIVE RIGHTS AND REMEDIES

Except where this Agreement expressly provides otherwise, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law and no single or partial exercise of any right or remedy under this Agreement or provided by law shall hinder or prevent further exercise of such or other rights or remedies.

12	EFFECT OF COMPLETION

Except to the extent that they have been performed and except where the Agreement provides otherwise, the warranties, representations, indemnities and obligations contained in this Agreement or the Deed of Warranty remain in force after Completion.

13	SET OFF

No set off or counterclaim in respect of any payment due under this Agreement shall be permitted unless specified in this Agreement or the Deed of Warranty.

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14	COSTS

Save as otherwise expressly stated in this Agreement, each party shall pay its own costs in connection with the negotiation, preparation and implementation of this Agreement and all agreements ancillary to it.

15	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered constitutes an original of this Agreement, but all the counterparts shall together constitute one and the same agreement. No counterpart shall be effective until each party has executed at least one counterpart.

16	NOTICES
16.1

A notice or other communication given under this Agreement shall be in writing and shall be served by delivering it to the party due to receive it at the address set out in this Clause 16 and shall be deemed to have been delivered in accordance with this Clause 16.

16.2	The parties’ addresses and fax numbers (where applicable) for the purposes of this Agreement are:

TSYS Card Tech Services Limited

90 Archibishop Makarios III, P.C. 1660, Nicosia, Cyprus

For the attention of : David Chew, Director

Fax number: +44(0) 1904562074

CTL Card Tech Services Limited

Neoptolemou 6, Nicosia, Cyprus

For the attention of : Bashar Chalabi, Director

or such other address or fax number as the relevant party notifies to the other parties, which change of address shall only take effect if delivered and received in accordance with this Clause.

16.3	A notice so addressed shall be deemed to have been received:
16.3.1	if personally delivered, at the time delivery;
16.3.2	if sent by registered post, two Business Days after the date of posting to the relevant address irrespective of the fact that the notice may be undelivered by the Post Office;
16.3.3	if sent by registered air-mail, five Business days after the date of posting to the relevant address; and
16.3.4

if sent by fax, on successful completion of its transmission as per a transmission report from the machine from which the fax was sent, save that if such notice of communication is received after the end of normal working hours (and “normal working hours” shall be deemed to be 8.30 am to 5.30 pm local time on any Business Day in the country of the recipient), such notice or communication shall be deemed to have been received on the next Business Day.

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16.4	For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by electronic mail.
17	GOVERNING LAW AND JURISDICTION
17.1	This Agreement is governed by, and shall be construed in accordance with, English law.
17.2	The parties irrevocably agree that the courts of England have exclusive jurisdiction to decide and to settle any dispute or claim arising out of or in connection with this Agreement (“Proceedings”).
18	SERVICE OF PROCESS
18.1

The parties agree that if a party ceases to be registered in England (in the case of a company) or ceases to be resident in England (in the case of an individual) such party shall, prior thereto appoint a process agent. Accordingly, Proceedings may be served on the relevant party at the address as referred to in Clause 16.2 or if such party is not registered or resident (as the case may be) in England by being served on such party’s appointed process agent pursuant to this Clause 18.

18.2

The relevant party shall appoint a process agent as soon as reasonably practicable and in any event not later than the date upon which such party ceases to be registered or resident in England, or not later than 10 Business Days after of a then existing appointment of a process agent ceasing to be effective or such process agent for any reason ceasing to act as process agent for the relevant party and failing which the party who may wish to serve Proceedings on the relevant party and may appoint a new or replacement process agent (as the case may be) to accept service of process on behalf of the relevant party by notice to that party. This Clause does not affect the right to serve process in any other manner permitted by law.

18.3	CTSL hereby appoints Scrip Secretaries Limited of 17 Hanover Square, London, W15 1HV (fax number 020 77917 8555) as its process agent pursuant to this Clause 18.
18.4	Cyprus Buyer hereby appoints King & Spalding International LLP of 25 Cannon Street, London, EC4M 5SE (fax number 020 7551 7575) as its process agent pursuant to this Clause 18.

SIGNED BY THE PARTIES OR THEIR DULY AUTHORISED REPRESENTATIVES.

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Signed by BASHAR CHALABI	)
for and on behalf of	)
CTL CARD TECH SERVICES LIMITED	)

/s/Bashar Chalabi	Signature

Signed by BRUCE L. BACON	)
as attorney for and on behalf of	)
TSYS CARD TECH SERVICES LIMITED	)

/s/Bruce Bacon	Signature

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